SHAREHOLDER INFORMATION AGREEMENT
         (UNDER RULE 22c-2(a)(2) OF THE INVESTMENT COMPANY ACT OF 1940)

                  This Agreement is effective as of the 1st day of February, 2007, by and between OppenheimerFunds Services ("OFS"), a division of OppenheimerFunds, Inc., OppenheimerFunds Distributor, Inc. ("Distributor") and referred together with OFS as "Oppenheimer", Security Distributors, Inc. ("Intermediary") the following affiliate(s), Security Benefit Life Insurance Company and First Security Benefit Life Insurance and Annuity Company or New York, and all future affiliates as parties to the Intermediary Agreement (the "Agreement").

SHAREHOLDER INFORMATION

1. AGREEMENT TO PROVIDE INFORMATION. Intermediary agrees to provide the Fund, upon written request, the taxpayer identification number ("TIN"), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request.

      1.1 PERIOD COVERED BY REQUEST. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

      1.2 FORM AND TIMING OF RESPONSE. Intermediary agrees to transmit the requested information that is on its books and records to the Fund or its designee promptly, but in any event not later than 5 business days, after receipt of a request. If the requested information is not on the Intermediary's books and records, Intermediary agrees to: (i) provide or arrange to provide to the fund the requested information from shareholders who hold an account with an indirect intermediary; or (ii) if directed by the Fund, block further purchases of Fund Shares from such indirect intermediary. In such instance, Intermediary agrees to inform the Fund whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an "indirect intermediary" has the same meaning as in SEC Rule 22c-2 under the Investment Company Act.

      1.3 LIMITATIONS ON USE OF INFORMATION. The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Intermediary.

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2.          AGREEMENT TO RESTRICT TRADING. Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund's Shares (directly or indirectly though the Intermediary's account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

            2.1         FORM OF INSTRUCTIONS. Instructions must include the TIN,
                  if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

            2.2         TIMING OF RESPONSE. Intermediary agrees to execute
                  instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Intermediary.

            2.3         CONFIRMATION BY INTERMEDIARY. Intermediary must provide
                  written confirmation to the Fund that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

3.    DEFINITIONS. For purposes of this paragraph:

            3.1         The term "Fund" includes the fund's principal
                  underwriter and transfer agent. The term not does include any "excepted funds" as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.*

            3.2         The term "Shares" means the interests of Shareholders
                  corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Intermediary.

            3.3         The term "Shareholder" means the beneficial owner of
                  Shares, whether the Shares are held directly or by the Intermediary in nominee name.

            3.4         The term "written" includes electronic writings and
                  facsimile transmissions.

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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and though their duly authorized officers, as of the day and year first above written.

      /s/ Security Distributors, Inc.
      -------------------------------
      NAME OF INTERMEDIARY

            By: /s/ Gregory J. Garvin
                -------------------------------

            Name: Gregory J. Garvin
                 ------------------------------

            Title: President
                   ----------------------------

            Date: February 1, 2007
                  -----------------------------

      OPPENHEIMERFUNDS SERVICES
      (a division of OppenheimerFunds, Inc.)

            By: /s/ Susan Cornwell
                -------------------------------

                     Susan Cornwell

                     Senior Vice President

            Date: 2/4/07
                 ------------------------------

      OPPENHEIMERFUNDS DISTRIBUTOR, INC.

            By: /s/ Richard Knott
                -------------------------------

                     Richard Knott

                     President

            Date: 3/15/07
                  -----------------------------

* As defined in SEC Rule 22c-2(b), the term "excepted fund" means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.